Exhibit 99.1

PRESS RELEASE FIDELITY D&D BANCORP, INC. DATE: January 23, 2004

Contact:	Daniel J. Santaniello

570-342-8281

FIDELITY D & D BANCORP, INC. ANNOUNCES EXECUTIVE'S RETIREMENT

Dunmore, PA – Fidelity D&D Bancorp, Inc., (OTC Bulletin Board: FDBC), parent company of The Fidelity Deposit and Discount Bank, announced that Michael F. Marranca, Chairman, President and acting CEO of Fidelity D & D Bancorp, Inc. and Chairman and acting CEO of The Fidelity Deposit & Discount Bank, has retired as an executive officer of the company and the bank effective immediately. He will continue to serve as Chairman of the Board of Directors of the company and the bank.

The Board of Directors has authorized the Executive Committee to conduct a search for qualified candidates for Chief Executive Officer and President. In the interim, the company's Executive Committee, comprised of Vice-Chairman, Patrick J. Dempsey and Board members Michael J. McDonald and Brian J. Cali, in conjunction with the company's and bank's senior management team, will oversee all company daily operations until such time as a qualified replacement is found.

According to Patrick Dempsey, Vice-Chair, "We want to thank Mike for his 37 years of faithful service to this organization. We wish him well as he steps back to spend more time with his family. At 72, he has earned a well-deserved rest."

Mr. Marranca joined the Fidelity organization in 1967 as an Assistant Cashier. Through the years, he rose through the ranks to become President and Director in 1988. Under his leadership, Fidelity Bank grew to be the seventh largest bank in the Scranton/Wilkes-Barre area. Over the last fifteen years, Fidelity Bank grew from 3 branches to 12, while growing its deposits from $125 million to $401 million. In the same time period, assets grew from $147 million to over $575 million.

For more information about the company, visit our web site at www.the-fidelity.com.

This press release may contain forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. Actual results and trends could differ materially from those set forth in such statements due to various factors. These factors include the possibility that increased demand or prices for the company’s financial services and products may not occur, changing economic and competitive conditions, technological developments and other risks and uncertainties, including those detailed in the company’s filings with the Securities and Exchange Commission.